EXHIBIT 1
Contact:
Icahn Capital LP
Susan Gordon
(212) 702-4309

CARL ICAHN RELEASES OPEN LETTER TO
SANDRIDGE ENERGY STOCKHOLDERS

INCUMBENT BOARD'S "PROCESS" REVEALED TO BE A COMPLETE SHAM

New York, New York, June 15, 2018 – Today Carl Icahn released the following open letter to stockholders of SandRidge Energy, Inc. (NYSE: SD):

Fellow Stockholders:

This morning, in a last-ditch effort to save their lucrative director positions, the SandRidge board provided yet another misleading update about the supposed "robust and thorough" strategic review process they're conducting. Before we could even digest all of the board's exaggerated and overstated claims, Midstates released a statement refuting entirely the board's assertions about their involvement.

Needless to say, we understand Midstates's frustration. It's inherently impossible to negotiate with a counterparty that (1) demands unreasonable and onerous terms that are intended to impede – rather than facilitate – a transaction and (2) chilled the bidding by intentionally mischaracterizing interactions with would-be bidders and putting conditions into the process that make it almost impossible for many bidders to come forward. Shareholders should know that then-CEO and board member James Bennett withheld Midstates's initial interest from most of the board (as then-Chairman John Genova acknowledged to us on a conference call with a number of witnesses). We told Genova that, after speaking with several expert attorneys, we believed that Bennett's actions gave SandRidge a basis to fire him for cause. But rather than even give us the courtesy of a call back before acting, this board terminated Bennett without cause, therefore knowingly allowing him to leave with what appears to be a $17 million severance package (in addition to the more than $50 million of compensation he was paid while overseeing the destruction of billions of dollars of shareholder value). Shortly thereafter, Chairman Genova resigned, the timing of which we find quite suspicious and in need of investigation.

As we have stated countless times over the last few months, we believe the facts show the board's strategic review process is a disingenuous sham – window dressing designed to convince shareholders that this board actually wants to maximize value when in reality their primary focus is (and always has been) perpetuating themselves in office. Ask yourself – why is this board, which here-to-fore has done everything they could to rebuff offers, now on the eve of a contested election telling shareholders that they are conducting a "robust and thorough" process? Recall that these are the same people that tried to entrench themselves by spending our money on a dilutive and value-destructive acquisition of Bonanza Creek and adopting an outrageous and atypical poison pill in order to ram the deal through. If the board genuinely wanted to run a process to maximize value, why didn't they do it 9 months ago? Instead, they spent the last 9 months entering into a number of costly and highly-value-destructive transactions, such as entering into "hedges" that have denied SandRidge a great deal of income.

Simply put, it seems abundantly clear to us that the current strategic review process at SandRidge is not credible, and the only way to fix that is to replace those responsible for conducting it. Unlike the current board, our slate of directors will conduct the process in a fair and orderly manner with a singular goal in mind – to procure and present to shareholders the highest bid received. And while we do not presently intend to make a bid ourselves, if we do in fact make a bid it will be conditioned on the approval of a majority of the unaffiliated shareholders (i.e. a majority of the minority). Additionally, if our directors control the board, they will also make the conditions for other bidders to make a bid far less restrictive than those in the current "sham process."

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We urge you to rip up the company's white card and vote our GOLD card –

•	FOR ALL 7 OF OUR HIGHLY-QUALIFIED NOMINEES AS DIRECTORS RATHER THAN THE FAILED INCUMBENT BOARD

•	AGAINST THE BOARD'S PROPOSAL TO ENTRENCH THEMSELVES BY RATIFYING AND EXTENDING THE MASSIVELY DILUTIVE POISON PILL

•	AGAINST THE BOARD'S PROPOSAL TO APPROVE THE COMPANY'S EGREGIOUS EXECUTIVE COMPENSATION

We appreciate the support that has been expressed to date for the election of our nominees and urge all stockholders to vote for the election of our seven nominees for election to the board of directors of SandRidge Energy, Inc.

 Sincerely yours,

Carl Icahn

*****

If you have any questions, please contact:

Harkins Kovler, LLC
Banks and Brokers Call: +1 (212) 468-5380
All Others Call Toll-Free: +1 (844) 218-8384
Email: sd@harkinskovler.com

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Additional Information and Where to Find it;
Participants in the Solicitation

 CARL C. ICAHN AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (TOGETHER, THE "PARTICIPANTS") FILED A DEFINTIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2018 ANNUAL MEETING OF STOCKHOLDERS OF SANDRIDGE ENERGY, INC (THE "ANNUAL MEETING"). SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS IN CONNECTION WITH THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN SANDRIDGE ENERGY, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF SANDRIDGE ENERGY, INC.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS LETTER:

THIS LETTER CONTAINS OUR CURRENT VIEWS ON THE VALUE OF SANDRIDGE SECURITIES AND CERTAIN ACTIONS THAT SANDRIDGE'S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. SANDRIDGE'S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

THIS LETTER ALSO REFERENCES THE SIZE OF OUR RESPECTIVE CURRENT HOLDINGS OF SANDRIDGE SECURITIES RELATIVE TO OTHER HOLDERS OF SUCH SECURITIES. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING SANDRIDGE WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified in SandRidge's public filings. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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